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                                  EXHIBIT 21.1


                  SUBSIDIARIES OF HUDSON RESPIRATORY CARE INC.

(1) Name and jurisdiction of incorporation or organization of each subsidiary of Hudson Respiratory Care Inc.:

          Industrias Hudson         Mexico

          IH Holding LLC            Delaware